UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A (Amendment No. 3)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

GENCO SHIPPING & TRADING LIMITED
(Exact name of registrant as specified in its charter)

The Republic of the Marshall Islands (Jurisdiction of Incorporation or Organization)	98-0439758 (I.R.S. Employer Identification No.)

299 Park Avenue, 12th Floor New York, New York (Address of Principal Executive Offices)	10171 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

This Form 8‑A/A (Amendment No. 2) is being filed by Genco Shipping & Trading Limited (the “Company”) to amend the Registration Statement on Form 8‑A filed by the Company with the Securities and Exchange Commission on October 1, 2025 (the “Original Registration Statement”).

Item 1. Description of Registrant’s Securities to be Registered

On June 2, 2026, Genco Shipping & Trading Limited (the “Company”) entered into the Third Amendment to Shareholders Rights Agreement (the “Third Amendment”) to amend the Shareholder Rights Agreement, dated as of October 1, 2025 between the Company and Computershare Inc., as amended to date (the “Rights Agreement”). The description of the Rights Agreement in the Company’s Current Reports on Form 8-K filed on October 1, 2025 is incorporated herein by reference.  Capitalized terms used but not otherwise defined have the meanings given to them in the Rights Agreement.

The Company’s Board of Directors (the “Board”) determined that, based on shareholder feedback and its ongoing assessment of the facts and circumstances, it would be in the best interests of the Company and its shareholders to eliminate the defined term “Acting in Concert” from the Rights Agreement.  Other provisions regarding concerted activity designed to protect all of the Company’s shareholders, including formation of a group under Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, remain unchanged.

While eliminating the “Acting in Concert” concept, the Rights Agreement remains substantially similar to rights plans adopted by other public companies and continues to be intended to enable all Company shareholders to realize the long-term value of their investment. The Rights Agreement is designed to reduce the likelihood that any entity, person, or group would gain control of or exert significant influence over the Company through open-market accumulation or other tactics potentially disadvantaging the interests of all shareholders, without paying all shareholders an appropriate control premium. The Rights Agreement, as amended, will continue to provide the Board sufficient time to fulfill its fiduciary duties on behalf of all shareholders, and it does not prevent the Board from considering any proposal. The Rights Agreement, as amended, is not intended to deter, and does not preclude the Board from considering, offers that are fair and otherwise in the best interest of the Company’s shareholders.

In all other material respects, the Rights Agreement remains in full force and effect.

The foregoing description of the material terms of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Statement of Designations of the Preferred Shares, the Rights Agreement, the First Amendment, the Second Amendment, and the Third Amendment which are included as Exhibits 3.1, 4.1, 4.2, 4.3, and 4.4 respectively, to this Form 8-A/A and incorporated herein by reference.

Item 2. Exhibits

Exhibit	Description
3.1	Statement of Designations of Series B Preferred Stock of Genco Shipping & Trading Limited (1)
4.1
Rights Agreement dated as of October 1, 2025 between Genco Shipping & Trading Limited. and Computershare Inc., as Rights Agent (including the form of Statement of Designations of Series B Preferred Stock attached thereto as Exhibit A, the form of Right Certificate attached thereto as Exhibit B and the Summary of Rights to Purchase Preferred Shares attached thereto as Exhibit C) (1)

4.2	First Amendment to Shareholder Rights Agreement dated as of November 10, 2025 between Genco Shipping & Trading Limited. and Computershare Inc., as Rights Agent (2)
4.3	Second Amendment to Shareholder Rights Agreement dated as of November 10, 2025 between Genco Shipping & Trading Limited. and Computershare Inc., as Rights Agent (3)
4.4	Third Amendment to Shareholder Rights Agreement, dated June 2, 2026 between Genco Shipping & Trading Limited. and Computershare Inc., as Rights Agent (4)

(1)	Incorporated by reference to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2025.

(2)	Incorporated by reference to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2025.

(3)	Incorporated by reference to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2026.

(4)	Incorporated by reference to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on June 2, 2026.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GENCO SHIPPING & TRADING LIMITED

By:	/s/ Peter Allen
Name: Peter Allen
Title: Chief Financial Officer

Date:	June 2, 2026